Exhibit (g)(3)(iii)

August 13, 2014

State Street Bank and Trust Company

100 Huntington Avenue, Boston, Massachusetts

Copley Plaza Tower, CPH 5

Boston, MA 02116

Attention: James Meagher, Managing Director

State Street Alternative Investment Solutions

Re:	AQR Funds (the “Fund”)

Ladies and Gentlemen:

Please be advised that the undersigned Fund has established two new series of shares to be known, respectively, as (i) AQR Equity Market Neutral Fund and (ii) AQR Style Premia Alternative LV Fund (the “Portfolio”).

In accordance with Section 20.5, the Additional Portfolios provision, of the Master Custodian Agreement dated as of October 4, 2013, as amended, modified, or supplemented from time to time (the “Agreement”), by and among each registered investment company party thereto, and State Street Bank and Trust Company (“State Street”), the undersigned Fund hereby requests that State Street act as Custodian for the new Portfolios under the terms of the Agreement. In connection with such request, the undersigned Fund hereby confirms, as of the date hereof, its representations and warranties set forth in Section 20.6.2 of the Agreement.

Please indicate your acceptance of the foregoing by executing two copies of this letter agreement, returning one to the Fund and retaining one for your records.

Sincerely,
AQR Funds on behalf of:
AQR Equity Market Neutral Fund and AQR Style Premia Alternative LV Fund
By:	/s/ Nicole DonVito
Name:	Nicole DonVito
Title:	Chief Legal Officer & VP, Duly Authorized

Agreed and Accepted:
STATE STREET BANK AND TRUST COMPANY
By:	/s/ George Sullivan
Name:	George Sullivan
Title:	Executive Vice President, Duly Authorized

Effective Date: August 13, 2014